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                                                                    EXHIBIT 10.3





          Clearing, Credit Facility and Securities Borrowing Agreement
          ------------------------------------------------------------
              Regarding Option and Futures Contracts Traded at the
              ----------------------------------------------------
     Deutsche Terminborse (DTB) As Well As the Trading in Related Values
     ---------------------------------------------------------------------



Between
           MeesPierson N.V., Niederlassung Frankfurt
           Borsenstrasse 7-11
           60313 Frankfurt am Main
           Germany

                -hereinafter "MPF"-
and
           Hull Trading GmbH
           Friedrichstrasse 2-6
           60323 Frankfurt am Main
           Germany

                -hereinafter "Client"-

Whereas:

MPF is a member of the Deutsche Terminborse GmbH (hereinafter "DTB") in the capacity of a General Clearing Member (GCM).

The Client is, as a Non-Clearing Member (NCM), a member of the DTB in the capacity of market maker principal. Pursuant to the rules and regulations of the DTB, the Client is obliged to clear all its transactions on the DTB through a General Clearing Member.

MPF is prepared to offer its services as General Clearing Member subject to the following conditions and provisions.

                      The parties hereby agree as follows:






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                                     PART I
                                   Definitions





1. Definitions



1.1 In this Agreement the terms hereinafter listed shall have the following meaning:

DTB Rules:                 Exchange Rules of DTB
                           (Borsenordnung fur die DTB)

                           Clearing Conditions for Trading at the DTB (Clearing-Bedingungen fur den Handel an der DTB)

                           Conditions for Trading at the DTB
                           (Bedingungen fur den Handel an der DTB)

                           Fee Regulations of the DTB
                           (Gebuhrenordnung fur die DTB)


                           Arbitration Rules for the DTB
                           (Schiedsgerichtsordnung der DTB)


                           NCM-GCM-Clearing Agreement
                           (NCM-GCM-Clearing Vereinbarung)


DKV:                       Deutscher Kassenverein Aktiengesellschaft


Underlying Values:         The values underlying the options or futures
                           contracts traded at the DTB.

Net Liq.:                  Net liquidation balance: The balance of the Client's
                           rights and duties as they appear from MPF's books, calculated daily by MPF on the basis of the closing prices determined by the DTB.

Haircut: The overnight risk computed on a daily basis by MPF as a deduction of the market value of securities (e.g. stocks, options, bonds, futures) long and short in the account of the Client held with MPF.

Credit Limit:              The maximum amount which the Client is allowed to
                           draw under the Credit Facility.

Size of the Position:      The mathematical financial absolute value of all
                           which the Client can claim or possess as stated in MPF's books (credit), decreased by the mathematical financial absolute value of all which the Client owes as stated in MPF's books (debit).

Time Value:                The amount by which the premium exceeds the intrinsic
                           value of an option.

Collateral Value:          The values of securities, rights, claims, moneys,
                           goods and monetary values given as security which MPF has determined in accordance with Article 16.

General Clearing Member (GCM): General Clearing Member of the DTB.


Related Values             Values which are determined, at the discretion of
                           MPF, to be related to trading on the DTB; this shall always include the Underlying Values.




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1.2  All terms defined in the DTB Rules and used in this Agreement shall have the meaning as defined in the DTB Rules unless otherwise defined herein.


2. COMMENCEMENT AND DURATION


2.1 This Agreement comes into force after it has been signed by the parties and will apply for an indefinite period of time until notice is given pursuant to the provisions set out in this Agreement.

2.2 This Agreement is exclusive. The Client will not simultaneously enter into a clearing agreement with another General Clearing Member.

2.3 This Agreement shall replace any existing clearing and credit facility agreements.




















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                                     PART II

                               Clearing Activities



3. Contracts


3.1 The present Agreement pertaining to the clearing activities is based on the rules of the DTB, i.e., Exchange Rules, Clearing Conditions, Conditions for Trading, Fee Regulation and Arbitration Rules as amended from time to time, which form an integral part of this Agreement.

3.2 For the duration of this Agreement and based on the Client's direct orders to the DTB and for the Client's account and risk, MPF enters into options and futures contracts resulting from the Client's transactions in Tradeable Contracts on the DTB with the DTB in its own name and for the Client's account and risk.


3.3 Based on the Client's direct orders to the DTB and for its account and risk, MPF will hold "long positions" and "short positions" in options and futures contracts. The Client is responsible for closing or exercising these positions against the DTB. MPF will also accept as property and hold on behalf of the Client the Underlying Values delivered on account of Assignments, Allocations or Exercises.


3.4 Should MPF decide it desirable, it has the authority to set binding restrictions or limits from time to time with regard to the number and/or type of options or futures contracts or transactions in Related Values. Such restrictions will be confirmed in writing to the Client, also mentioning the date and duration.

3.5 At all times, the Client is obliged to enable MPF to fulfil, upon first request, any payment and delivery obligations towards the DTB ensuing from the options and futures contracts. The Client must do so, for example, by providing MPF with sufficient cash and Underlying Values or by having sufficient credit at its disposal with MPF to fulfil these obligations. The Client has an obligation towards MPF to fulfil or deliver all which MPF, to the Client's account and risk, must fulfil or deliver towards the DTB or third parties pursuant to this Agreement.


4. Services Pertaining to Clearing Activities


4.1 MPF will, at the Client's order, buy or sell, acquire title to and hold for the Client's benefit or deliver Related Values, all of the foregoing in its own name, but for the Client's account and risk. The Client will strictly adhere to any of MPF's procedures as provided to Client in writing from time to time regarding the buying and selling of Related Values. Unless otherwise agreed upon by parties in writing MPF is not obliged to hold the Related Values it has accepted in its name for the benefit of the Client in segregated accounts. MPF is furthermore only obliged to deliver upon the Client's request an equal amount of the type of Related Values MPF has received through book entry with the DKV. Until such time as the Client has requested delivery, MPF shall be entitled to dispose of the Related Values.

4.2 The Client is not permitted to execute, for clearance by MPF, transactions in either Underlying Values, or in securities, currencies, goods or values which are not Underlying Values without MPF's mediation or permission, such permission not to be unreasonably withheld.

4.3 At all times, the Client is obliged to enable MPF to promptly fulfill any obligations ensuing from transactions in Underlying Values, for example by providing MPF with sufficient cash and Underlying Values or by having sufficient credit at its disposal with MPF in order to be able to meet these obligations. The Client has an obligation towards MPF to fulfil or deliver all which MPF must fulfil or deliver towards DTB or any third party pursuant to this Agreement.




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5. Accounts and Administration



5.1 MPF will keep accounts of all rights and obligations obtained from options and futures contracts for the Client's risk and account as well as the Underlying Values which MPF has received, delivered or will deliver and amounts of money received or paid. For that purpose MPF will open any account and sub-accounts it may deem necessary in the Client's name in its books, in the currencies in which is traded.

5.2 The following items will be either credited or debited to the aforementioned accounts:


     - all options and futures contracts and transactions in Underlying Values entered into for the Client's account and risk;


     -    premiums received or paid;

     - Underlying Values received or delivered as a result of Exercises, Allocations or Assignments;

     - the exercise price received or paid, dividends or any dividend tax paid or received;

     -    costs, reimbursements, commissions, and interest owed by the Client;

     -    cash withdrawals;

     -    money drawn by the Client under the credit facility (if applicable);

     -    time deposits entered into by the Client;

     - the actual closing value of the Underlying Values borrowed by the Client as calculated pursuant to the DTB Rules.

5.3 Each Trading Day before official hours and each Expiration Day, MPF will (subject to force majeure) provide the Client with a statement of the state of affairs of the account and positions as at the end of the previous Trading Day. This statement consists of the following positions:

     -    position review statement

     -    unsettled position report

     -    daily confirmation report

     -    DTB margin requirements

     -    daily position report

     -    daily cash position report.

5.4 The statement provided by MPF pursuant to article 5.3 does not only serve to inform the Client but also to confirm all transactions entered into for the Client's account and risk. On the day on which the information is provided, the Client is obliged to report immediately to MPF any incorrect or incomplete entries and have these corrected.

     Should MPF observe any mistakes made in the statement, MPF is obliged to inform the Client of said mistakes without delay. Except for intent or gross negligence, MPF is not liable for any losses resulting from incorrect or incomplete statements by MPF.

     If the Client has no comments regarding the statement or passes such comment on after the time limit imposed by this section, the statement shall be regarded as having been approved and serves as full proof of the contents.


6. Orders, Exercises, Assignments


6.1 The Client must place all orders regarding option contracts or futures contracts through its own computer system which is linked to the DTB system.

6.2 Information regarding Assignments is available from the DTB computer system and has to be obtained by the Client at its own risk.

6.3 If the Client was assigned one or several option series and does not have the Underlying Values to be delivered on the first Trading Day after the official day of exercise of the option, the Client




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     will either instruct MPF to purchase such Underlying Values or the Client will instruct MPF to borrow the respective Underlying Values in order to make the respective deliveries. The costs incurred by MPF resulting from an untimely delivery of the Underlying Values shall be borne by the Client. The purchase price including commissions and possible disbursements or the costs of borrowing securities will be debited to the account of the Client.


6.4 In the event of an Assignment by the DTB MPF will deliver or accept the relevant Underlying Values to the Client's account and risk.










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                                    PART III
                      GRANTING OF CREDIT (CREDIT FACILITY)


7. CREDIT FACILITY




7.1 The Client will have disposal of a credit facility to an amount and on conditions determined by the parties. The aforementioned particularities will be set out in a credit letter which will form an integral part of this Agreement (Appendix 1). The Client will only be allowed to enter into credit agreements required for the financing of its activities with MPF.

7.2 The credit facility granted shall solely be used to finance the Client's trading activities which are, at the discretion of MPF, related to trading on the DTB and shall not be used for any other purposes.

7.3 The Client can dispose of the credit facility in the way of i) a current account advance or ii) an advance for a fixed period.

     An advance for a fixed period may be obtained for a minimum period of 1 day at a minimum amount of DM 5,000,000 for "Inland" advances and for a minimum period of 1 week with a minimum amount of DM 1 million for "Ausland" advances. MPF may refuse advances with a life either shorter or longer and/or to a smaller amount without giving grounds for doing so.

7.4 Credit which has been granted, in whatever form, may be canceled without delay at all times and under any circumstances by giving two weeks notice. A cancellation with immediate effect shall be allowed if there is an important reason.

7.5 The credit facility shall also end in the event of and upon termination of this Clearing, Credit and Securities Borrowing Agreement.

7.6 MPF's customer statement, as defined in article 5.3, shall be regarded as full proof of the granting of the credit facility, as well as of the size and the form of the credit.



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                                     PART IV

                    Securities Borrowing (Borrowing Facility)




8. Borrowing Agreement


8.1 Upon the Client's request and after the parties have come to an agreement with regard to the amount of securites to be borrowed and the duration, MPF may provide the Client through the securities borrowing system of the DKV or any other securities borrowing channel with securities quoted on an officially recognized stock exchange under a borrowing agreement. The result of the foregoing will hereinafter be called the Borrowing Agreement. Securities which have been borrowed for the purpose of fulfilling the Client's delivery obligations ensuing from the sale of securities to third parties, which the Client does not yet possess, (so-called unsettled short stock positions), as well as obligations resulting from exercised, assigned and/or tendered options or futures contracts can only be used for that purpose.

8.2 Hereby MPF is irrevocably authorized by the Client, but not obliged, to enter into a Borrowing Agreement with the Client in the event the Client has the obligation to deliver securities to third parties which it does not have in its portfolio on the first trading day after the transaction resulting in the obligation to deliver securities.

8.3 MPF's customer statement, as defined in article 5.3, shall serve as full proof of the existence of the Borrowing Agreement and of the number and type of securities which have been borrowed.

8.4 MPF will deliver to the Client the securities to be borrowed in unencumbered ownership free from attachments, security rights or encumbrances or other third party rights. MPF guarantees towards the Client its power of disposal and indemnifies the Client against execution or possible defects.

8.5 The borrowed securities will be delivered by book entry transfer through the DKV to the Client's credit or to the credit of the party to which an obligation to deliver exists, unless the Client requests a different manner of delivery. MPF will attempt to arrange for the delivery to take place on the settlement date agreed to upon entering into the securities transaction.

8.6 Client declares that it is aware of the fact that MPF in turn borrows the securities to be lent to the Client from third parties and is therefore dependent on same. MPF can therefore not be held liable in the event that MPF should not be able to lend securities to the Client.


9. Costs


9.1 Any costs and charges which may ensue from the delivery or redelivery of borrowed securities are to the Client's account.


10. End of the Agreement/ Demandability


10.1 Subject to divergent written agreements, a Borrowing Agreement shall apply for an indefinite period of time until notice is given by either of the parties.

10.2 All Borrowing Agreements shall end if and when this Clearing, Credit Facility and Securities Borrowing Agreement ends.

10.3 The parties may furthermore end a Borrowing Agreement by way of a written notice in due observance of a notice period of two Trading Days, or one Trading day, provided however that in the latter, notice is given before 10:00 a.m. Frankfurt time.

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10.4 In all events in which MPF cannot in reason be required to allow the
     Borrowing Agreement to continue, MPF is allowed to terminate the Borrowing Agreement with immediate effect.

10.5 In the event the Agreement terminated pursuant to the aforementioned paragraphs, does not end on a Trading Day or ends on a day on which no trade can take place in the borrowed securities, the period shall be extended until the next trading day.

11. REDELIVERY

11.1 On the day on which a Borrowing Agreement ends pursuant to what has been set out in this Agreement, the Client will redeliver to MPF through a credit of MPF's account with the DKV a like amount of the borrowed securities in unencumbered ownership free from attachments. The breach of the foregoing obligation shall be subject to assessment to Client of any costs or fines imposed upon MPF by the lender of the borrowed securities as stipulated by the agreement(s) in place between MPF and the lender of the securities.


11.2 Borrowed securities have to be returned to MPF in case of conversion-, compensation- or other purchase offers two banking days prior to the beginning of the time period for the acceptance or submission of such offers. If the borrowed securities are not returned on time MPF will purchase the respective number of securities on account of Client on the next trading day and debit the Client for the purchase price including disbursements. If such purchase is not possible the provision under 11.1 shall apply.

11.3 If certain securities are taken from the collective deposit of securities with the DKV into a separate deposit because the remaining term is less than six months or for assignment purposes the securities have been divided into series or groups or have been terminated early, the borrowed securities out of the respective category of securities have to be returned not later than five trading days prior to the maturity date or the date announced by the DKV for the split-up of the series for assignment purposes.

12. RIGHTS RELATED TO SECURITIES

12.1 During the period in which the Client is borrowing securities, all and any rights related to the securities will be exercised by the Client on the understanding that the Client is obliged to reimburse MPF for, or to deliver, any distributions it has received or rights it has been granted.

     These rights will include, but not be restricted to:

        (i)   distributions in cash including dividends, interest or principals;

        (ii)  distributions by way of securities

        (iii) rights granted to obtain securities;

        (iv)  voting rights.

12.2 The Client will exercise the rights set out in the foregoing paragraph solely after consultation with and approval by MPF.

12.3 The Client is obliged to fully reimburse MPF for monetary distributions on the day on which these are made payable. In the event a distribution is made in the same securities as those which have been borrowed, the distributed securities will be regarded as being part of the loan. The Client will deliver to MPF any other rights or distributions on the day on which they are made payable.

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                                     PART V

                               General Provisions



13. The Client's Equity / Private Capital / Solvency / Liquidity


13.1 At all times, the Client will meet the requirements set by MPF with regard to the Client's solvency and liquidity. In particular the Client will at all times meet the requirements set from time to time by MPF with regard to the capital requirements and the relations between the Net Liquidation Value (Net Liq.) and the Haircut as determined by MPF. At all times the Net Liq. has to be of a positive value. MPF's requirements which apply when this Agreement is signed have been set out in Appendix 3 of this Agreement. Any specific requirements will be notified to the Client by MPF in writing.

13.2 At all times, the Client will maintain a Net Liq. which exceeds the total amount of Time Value included in its position as determined by MPF.

13.3 If at any time the Client should not comply with what has been set out in the foregoing paragraphs it will immediately, without any warning, summons or proof of default being required, take steps to end the infringement of the foregoing paragraphs and meet all instructions or (trading) restrictions set by MPF without delay. Should the Client fail to take any steps or fail to comply with the aforementioned instructions or (trading) restrictions, MPF has the discretionary power to take all steps it deems advisable in order to end the infringement without prejudice to the exercise of other powers by MPF pursuant to this Clearing, Credit Facility and Securities Borrowing Agreement.

13.4 Without MPF's prior written consent, the Client is not allowed to transfer to any third party as collateral any part of its capital, securities, claims, and movable property, or to encumber these with any security rights, encumbrances or other third party rights, or to place them at the disposal of third parties or grant any other rights thereupon.


14. Information Provided to MPF and Third Parties/Applicable Rules


14.1 MPF has the irrevocable authority to provide to the DTB any information concerning the Client to which they are entitled pursuant to the DTB-Rules.

14.2 Upon request, the Client will provide full information regarding its financial position and all business data requested by MPF, such as for example the Articles of Association and extracts from public or court registers. Within 10 months of the closing of the financial year, the Client will make available a copy of the annual accounts. Additionally, the Client will immediately inform MPF of any facts or circumstances which might influence the exercising of its activities in the short or long run, including changes in its financial position, legal entity and the Client's or its representatives' or authorized agents' authority.

14.3 At all times, the parties will strictly adhere to the provisions set out in the DTB-Rules and all directions given and exercise orders set by the DTB pursuant to the foregoing regulations. At all times, the parties will familiarize themselves with the contents of the aforementioned regulations, enforcement decisions and directives, so that any unfamiliarity therewith will be to the relevant party's own account. MPF may at all times, without further consultation, rely on the correctness of any information or order of the DTB.

14.4 If MPF should suffer financial damage due to the Client's infringement of the foregoing paragraph, for example because the DTB takes (disciplinary) measures against MPF, the Client will reimburse the former for that damage, inclusive of interest and costs. The Client shall indemnify MPF in this matter.

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15. Fees Owed, Costs and Interest Rates



15.1 With regard to services rendered by MPF pursuant to this Agreement (clearing, financial records, credit facility, security borrowing facility) the Client owes fees, reimbursements, costs and interest in accordance with the tariffs determined by MPF from time to time.


     Said tariffs may by adjusted by MPF, of which adjustment the Client will be informed 30 days beforehand in writing. The tariffs applicable upon the signing of this Agreement have been set out in Appendix 4 of this Agreement. If the Client does not agree to an adjustment covered by this paragraph, the Client may terminate this agreement by giving MPF 30 days notice in writing within the 30 day period following notification of the adjustment by MPF. The Client grants MPF the irrevocable authority to debit to Client's account fees, reimbursements, costs and interest to which MPF is entitled.


15.2 All costs related to the establishment of collateral pursuant to this Agreement shall be to the Client's account.

15.3 The Client shall pay all reasonable costs incurred inside and outside a court of law, including the costs of legal counsel and legal costs incurred with regard to proceedings or disputes between MPF and the Client in which judgment has been awarded against the Client. Any costs incurred by MPF with regard to legal proceedings or disputes between the Client and a third party, in which MPF becomes involved, shall be to the Client's account.

15.4 MPF shall pay all reasonable costs incurred inside and outside a court of law, including the costs of legal counsel and legal costs incurred with regard to proceedings or disputes between MPF and the Client in which judgment has been awarded against MPF.


16. Collateral


16.1 The Client is obliged to provide MPF with collateral in the reasonable amount and form requested by MPF for all which MPF may, for whatever reason, claim from the Client whether or not due. The foregoing shall include provisional claims, claims under time limit or future claims. The Client is obliged to render its full cooperaton to all that which may be useful or necessary to establish the collateral.

     In the event the collateral given is to MPF's exclusive opinion no longer sufficient, or acceptable or threatens to become insufficient or unacceptable, taking into account the coverage value whicn MPF has assigned to it, the Client will, upon the first request, settle an additional or replacement collateral to the amount and form requested by MPF within the reasonable time to be set by MPF. For clearing activities provision of collateral is based on the calculation modus prescribed by the DTB for the provision or securities by NCM to a GCM.

     Collateral shall be valued as follows: cash deposits at 100%, acceptable bank guaranties at the nominal amount of the guaranty, other securities at current market value adjusted at MPF's sole discretion for risk and liquidity.

     MPF will calculate on each Trading Day the amount of collateral to be provided and the value of the collateral which have been provided by the Client. If the value of the amount provided does not meet the required amount, Client is obliged to provide additional collateral within a period of time to be set by MPF.

     If the value of the collateral provided exceeds not for only a temporary period of time all claims of MPF against the Client resulting from this Agreement MPF shall waive the exceeding amount of collateral upon request by the Client.

16.2 All securities, claims, rights (hereinafter also including options and futures contracts) cash, goods or other values, which MPF, for whatever reason, acquires (whether or not in its own name) for


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     the Client's benefit, as well as of the Client's rights and claims towards
     MPF, will hereby be pledged to MPF as collateral as referred to in the foregoing paragraph. The aforementioned right of pledge shall in each case be regarded as automatically established at the moment at which MPF commences to keep the securities, rights, claims, cash, goods or other values or when rights or claims arise.


16.3 MPF has the authority to pledge to the DTB, or to provide as collateral for any claims by the DTB in any other manner, securities accepted by the DTB or cash which it has been given as collateral by the Client.


16.4 All securities, rights, claims, cash, goods, or other values pledged by the Client to MPF must be free unencumbered of any other security rights or encumbrances, or any attachments or garnishments or third party rights or whatever nature.

16.5 MPF has the exclusive authority to exercise all rights related to or ensuing from the pledge securities, rights, claims, cash, goods and other values.

16.6 MPF shall at all times be entitled to set off all and any claims it has against the Client, whether or not due and payable or whether or not contingent, against any counterclaims of the Client on MPF whether due and payable or not, regardless of the currency in which such claims are denominated. If, however, the claim of MPF on the Client or the counterclaim of the Client on MPF is not yet due and payable - and provided MPF's claim and the Client's counterclaim are denominated in the same currency - MPF shall not exercise its right of set-off except in the event an attachment is levied upon the Client's counterclaim or recovery is sought from such counterclaim in any other way, or in the event a right in rem is created thereon or the Client assigns his counterclaim.

     Claims denominated in foreign currency shall be set off at the rate of exchange of the day of set-off.

     If possible, MPF shall inform the Client in advance that it will exercise its rights of set-off.


17. Trading Practice


17.1 At all times the Client has an obligation towards MPF to exercise the utmost diligence in the manner in which it trades on the DTB, other German exchanges and on foreign exchanges, if applicable, and the manner in which it manages its options and futures contracts and disposes of same or enters into obligations with regard to same.

17.2 MPF is authorized to require the Client that the Client takes steps to decrease the risk involved with already existing positions in options and futures contracts and/or Underlying Values to the degree reasonably desired by MPF.

     MPF also has the authority to introduce restrictions with regard to the Size of the Position in general and with regard to the Size of the specific Positions in options and futures contracts, positions in Underlying Values and the amount of credit withdrawn in particular.

17.3 Should the Client fail to take measures to adjust the Size of its Positions, or the risk related to its positions, to the limits or restrictions set by MPF, MPF has the discretionary power to take all measures it deems advisable to adjust the Size of the Positions or the risk related to the positions to the established limits and restrictions. The foregoing without prejudice to MPF's other powers pursuant to this Agreement and the law.

17.4 The Client is obligated to provide MPF with a power of attorney in the form of Appendix 5 hereto, pursuant to which MPF can act on behalf of the Client in accordance with section 17.3 hereof.

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17.5 Any liability of MPF for failing to exercise any right pursuant to section
     17.2. or 17.3 hereof is herewith excluded unless in case of intent or gross negligence.


17.6 The Client must ensure that it can be contacted at all times.

18. Measures to be taken by MPF

18.1 Events

     In the following events, MPF is authorized to take one or more of the measures set out in article 18.2 without prejudice to MPF's other rights in pursuance of this Clearing, Credit Facility and Securities Borrowing Agreement and the law.

     a) In the event the Client does not, does not correctly or timely comply with any obligation ensuing from this Clearing, Credit Facility and Securities Borrowing Agreement or an agreement related hereto, or in the event of an occurrence which, in MPF's opinion may result in the Client's inability to comply with, or to sufficiently or timely comply with its obligations.

     b) In the event the Client's membership of the DTB ends, the Client's membership is suspended, or any other disciplinary measures, given whatever name or to whatever extent, are taken by the DTB.

     c) In the event of the Client's suspension of payments or bankruptcy.

     d) In the event an attachment or garnishment is exercised on any part of the Client's assets.

     e) In the event the Client loses full control of a substantial part of its assets or loses the power to act independently.

     f) In the event of the Client's liquidation or dissolution in so far the Client is a legal entity.

     g) In the event the Client, is placed under the control of an administrator or, as a private person, under the control of a ward.


18.2 Measures

     a) This Clearing, Credit Facility and Securities Borrowing Agreement and all agreements related thereto may be terminated immediately without the observance of any term of notice. In that event all MPF's claims towards the Client will immediately become payable upon demand, to the extent this was not already the case.

     b) The execution of this Agreement and all agreements related thereto may be suspended.

     c) MPF may demand from the Client or its legal successor to liquidate the options and futures contracts and Underlying Values within the fixed time to be set by MPF.

     d) MPF may on its own initiative and without prior consultation or approval from Client, for the account and risk of the Client or its legal successors, close, open or exercise options and/or futures contract positions, dispose of Underlying Values or sell or buy Underlying Values. In such cases, MPF will act on the basis of the power of attorney to be provided in the form of Appendix 5 hereto.

     e) Collateral that has been established may be sold, which includes the liquidation by sale and transfer of the entire options and futures contract position and Underlying Values to third parties.

     f) Claims announcing legal interest.

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


     g) Take all other measures which MPF deems advisable in order to protect its interests.


18.3 The Client is liable towards MPF for any damages, including consequential damage which MPF may suffer due to the Client's act of default. The Client will fully indemnify MPF for any third party claims, regarding damages, costs (of whatever nature) and interest which MPF may incur due to the Client's act of default.




19. MPF'S Liability

19.1 MPF is obliged to award damages to the Client for any damage which the Client might suffer due to an act of default or any other act committed by MPF, but only in the event that the damage is the result of intent or gross negligence. Consequential damage is expressly excluded.


19.2 In the event however, that the damage is the result of measures taken as referred to in articles 13.3, 17.3, 17.4, and 18.2 of this Agreement, MPF shall only be liable in case of intent or gross negligence.


19.3 MPF shall also not be liable with regard to measures taken in order to comply with obligations ensuing from the DTB rules.

19.4 To the extent that MPF acts as an intermediary towards third parties, acting in its own name for account and risk of the Client, it is always understood that MPF shall not be liable for any failure of whatever nature in the performance of obligations by said third party.


20. Amendments


20.1 Amendments to this Agreement and the accompanying appendices can only be done in writing.


21. Termination


21.1 Without prejudice to the provisions in the parts pertaining to the Clearing and Credit Facility and the Securities Borrowing Facility the parties may terminate this Agreement in writing by giving notice with due observance of a term of one month.


21.2 In the event circumstances occur as a result of which MPF cannot be reasonably expected to continue its relation with the Client, MPF is entitled, without prejudice to what has been provided in this Agreement, to terminate this Agreement immediately in writing without further notice.

21.3 This Agreement shall end upon the termination of the Client's membership of the DTB.

21.4 In the events set out in the foregoing paragraphs, MPF will transfer the options and futures contracts positions and Underlying Values to another General Clearing Member of the Client's choice and release the collateral, after the Client has met all of MPF's claims towards the Client, or settle all accounts and pay out the proceeds to the Client. It for whatever reason such transfer should not occur within any fixed time set by MPF or in the case of a settlement of the accounts, MPF has the authority to liquidate the Client's position and, to the extent required, sell any collateral.

22. Applicable Law/General Business Conditions of the German Private Banks/Venue

22.1 The laws of the Federal Republic of Germany shall apply to this Agreement.



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



22.2 The parties further agree the application of the General Business Conditions of the German Private Banks, a copy of which is enclosed hereto as Appendix 6.

22.3 All disputes ensuing from or related to this Agreement will be brought before the competent court in Frankfurt am Main unless disputes arising from clearing activities have to be brought before the arbitration court of the DTB.

23. TRADE ON FOREIGN EXCHANGES/OTC TRADING


23.1 This Agreement only applies to the Client's activities on the DTB and does not apply to the trade on other (foreign) exchanges. The Client shall not without prior permission from MPF develop, either directly or indirectly, activities on exchanges other than the DTB or activities in OTC products.

23.2 With regard to the trade on exchanges other than the DTB, MPF will issue rules with regard to which this Agreement will be applied as analogous as possible provided, however, that approva1 has been granted.

24. CHARACTER OF OBLIGATIONS

24.1 All the Client's obligations which ensue from this Agreement and its related agreements shall be unseverable.

24.2 In the event the Client carries out its activities in the form of an interest grouping of persons, such as a partnership firm or general partnership, all of its members will be jointly and severally liable towards MPF.

26. FORCE MAJEURE

25.1 Neither MPF nor Client shall be liable if any failure is the result of force majeure, inclusive of, but not restricted to, international conflicts; violent and armed actions; riots; natural disasters.

26. LIMITATIONS OF LIABILITY

26.1 MPF shall not be liable for measures taken or acts of default committed by the DTB, or foreign exchanges or exchange organizations; actions of domestic or foreign governmental authorities, disturbances among MPF's personnel or the personnel of third parties whose services MPF employs; boycotts; failures in the electricity supply or failure or impediments in the means of communication or equipment or computer systems of MPF or third parties whose services MPF employs, inclusive of failures caused by capacity shortages of the equipment, means of communication or systems. If such a situation should occur, MPF will take any measures which it may reasonably be expected to take in order to diminish its negative effect for the Client.

26.2 In the execution of the Client's order and of other agreements concluded with the Client, MPF has the authority to employ the services of third parties as well as the authority to deposit the Client's goods and other values deposited with third parties in MPF's name. MPF is not liable for any shortcomings of said third parties if MPF demonstrates that it has exercised due diligence in its choice of that third party. In the event MPF is not liable for any shortcomings of said third parties, it will, in the event the Client has suffered damages, support the Client as much as possible to rectify that damage.

27. NO WAIVERS/EXERCISE OF POWERS

27.1 In the event MPF exercises only one or more of its powers ensuing from this Agreement or the law, this will never be interpreted as the waiving of any rights or powers or entail that MPF is



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     limited in exercising any right or power. The fact that MPF has been awarded certain rights or powers does not imply that MPF is obliged to exercise said powers.


28. Severability


28.1 In the event that any provision of this Agreement is or becomes invalid, the validity of the other provisions shall remain unaffected. This shall also apply in the event that this Agreement is incomplete with respect to certain provisions intended by the parties but not formally included in this Agreement. In such case, the parties shall replace the invalid or missing provision by a valid provision which comes as close as possible to the provision initially intended by the parties.



This agreed in duplicate:

Frankfurt am Main, 16 October, 1995                    Frankfurt 23/10/95
-----------------------------------                    -------------------------
                                                       Place, Date


 /s/ Authorized Signatory                               /s/ Authorized Signatory
-----------------------------------                    -------------------------
MeesPierson N.V.,                                      Hull Trading GmbH
Niederlassung Frankfurt                                By:



 /s/ Authorized Signatory                               /s/ Authorized Signatory
-----------------------------------                    -------------------------
MeesPierson N.V.,                                      Hull Trading GmbH
Niederlassung Frankfurt                                By:



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